Exhibit 99.1

For Immediate Release	Contact:	Media:
June 20, 2013		Melissa Andrews, ScanSource, Inc.
864.286.4425
melissa.andrews@scansource.com

Investors:
Mary Gentry, ScanSource, Inc.
864.286.4892
mary.gentry@scansource.com

SCANSOURCE ENHANCES VALUE-ADDED TECHNOLOGY FOCUS WITH NEW WORLDWIDE MANAGEMENT STRUCTURE

GREENVILLE, SC – ScanSource, Inc. (NASDAQ: SCSC), the leading international value-added distributor of specialty technology products, today announced a new management structure to enhance its worldwide technology markets focus and growth strategy. This worldwide management structure creates new leadership roles and reporting segments to globally leverage the Company’s leadership in specific technology markets.

As a part of this new structure, ScanSource has created two technology segments, each with its own President. The two segments are Worldwide Barcode and Security, which includes ScanSource POS and Barcode and ScanSource Security business units, and Worldwide Communications and Services, which encompasses ScanSource Catalyst, ScanSource Communications and ScanSource Services Group business units.

Technology Segment and Business Unit Leadership

Glen “Buck” Baker has been appointed to the new position of President, Worldwide Barcode and Security. Mr. Baker most recently served as Interim President of ScanSource Europe, where he was responsible for strategic direction and leadership of the Company’s European operations, including its POS & Barcode and Communications business units. Mr. Baker joined ScanSource in 1995 and served in such roles as President of ScanSource Communications, North America, as well as Vice President of Merchandising for both Catalyst Telecom and ScanSource POS & Barcode, North America.

Mike Ferney has been appointed to the new position of President, Worldwide Communications and Services. Mr. Ferney joined ScanSource in 1998 and most recently served as

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Vice President of Merchandising for ScanSource Catalyst where he managed the Company’s vendor relationships. Prior to this, Mr. Ferney served as Vice President of Sales for the ScanSource Communications business unit, where he was instrumental in the growth and success of the Company.

ScanSource’s management organization includes additional changes in support of the strategic technology focus. Rich Long has been appointed President of ScanSource Catalyst and ScanSource Communications, North America. Mr. Long previously served as Vice President of Marketing and Corporate Communications for ScanSource, Inc. He brings extensive channel experience to this position, having served in marketing and merchandising management positions for ScanSource, both in North America and in Europe, as well as in channel leadership for Extreme Networks.

“As a market leader in our technology segments, we have the opportunity to leverage our size and experience to deliver more value to our vendor and reseller partners in our existing markets. What’s more, we are continually looking to identify new growth opportunities for both ScanSource and our partners. This new organization structure will allow us to capitalize on our strengths and these opportunities,” said Mike Baur, CEO, ScanSource, Inc. “Buck and Mike have been instrumental to our growth, successfully leading high-performance teams that have achieved significant success, while Rich’s extensive channel leadership will add great value to the continued growth of our North America communications businesses.”

Operational Leadership

The Company has also appointed Scott Benbenek to the new position of Senior Vice President of Worldwide Operations and Integration Support. Mr. Benbenek previously served as President of Worldwide Operations for ScanSource. His new worldwide focus on the Company’s logistics operations and customer service will enhance the sharing of best practices across all geographies to deliver increased value to resellers and vendors. In addition, Mr. Benbenek’s team will drive better integration of systems, programs and policies for the Company’s acquisitions now and in the future.

Andrea Meade was appointed to the new position of Chief Information Officer (CIO) and Executive Vice President of Corporate Development. Prior to this, she served as Executive Vice President of Operations and Corporate Development for ScanSource. Ms. Meade’s new role as CIO will include partnering with the Company’s business executives to drive positive business results by leveraging ScanSource’s investments in Information Technology (IT). As a result, ScanSource’s reseller and vendor partners will experience a stronger relationship with the Company as it continues

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to drive its IT strategy on a worldwide basis in support of the business. Ms. Meade’s team will work closely with the Company’s business executives to identify and develop new strategic opportunities for profitable growth.

Baur commented, “Scott and Andrea’s continued operational management and enhanced strategic focus will ensure that we are positioned to succeed.”

Timing and Structure

The new reporting segments of Worldwide Barcode and Security and Worldwide Communications and Services will replace the geographic segments of North America and International. The Company will change to product line reporting in its next SEC filing on Form 10-K. Mr. Baker, Mr. Ferney, Mr. Benbenek and Ms. Meade will report to Mike Baur. Mr. Long will report to Mike Ferney. All management changes are effective July 1, 2013.

Safe Harbor Statement

This press release contains statements that are “forward-looking” and involve risks and uncertainties. These statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from those anticipated, including, but not limited to, the management efficiencies and other benefits expected to be associated with the Company’s worldwide technology market focus and growth strategy. For more information concerning factors that could cause actual results to differ from anticipated results, see the Company’s periodic reports on Form 10-Q and Form 10-K filed with the Securities and Exchange Commission. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

About ScanSource, Inc.

ScanSource, Inc. (NASDAQ: SCSC) is the leading international distributor of specialty technology products, operating from dedicated business units in North America, Latin America and Europe. ScanSource POS & Barcode delivers AIDC (automatic identification and data capture) and POS (point-of-sale) solutions; ScanSource Catalyst and ScanSource Communications provide voice, video, data and converged communications equipment; ScanSource Security offers physical security solutions; and ScanSource Services Group delivers value-added support programs and services. Founded in 1992, the company ranks #711 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.

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